June 25, 2007

Mike King
Princeton Research Inc. 3887 Pacific Street
Las Vegas, Nevada 89121

Dear Mike,

Please be advised that on June 1, 2007, I forwarded to you via email a signed copy of the PR contract by and between Aultra Gold and Princeton Research. To date, I have yet to receive a signed copy hack from an authorized representative of Princeton Research.

Please be advised that, on behalf of the Company, our offer to Princeton Research is hereby withdrawn and revoked in its entirety. Since Princeton Research has yet to sign a copy and deliver same to Aultra Gold, there is no legally binding contract as of this date, and the Company does not recognize any contractual relationship with Princeton Research of any sort.

If you require any further information, please do not hesitate to call myself at 778-9983255.

Regards,

/s/ Bal Bhullar

Bal Bhullar, CGA, CRM
CFO

Suite 1750, Box 13
999 West Hastings Street
Vancouver, BC V6C 2W2